EXHIBIT 16.1

(BDO SEIDMAN, LLP LETTERHEAD)

June 12, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 10, 2003, filed by our former client, TIB Financial Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

cc:	Edward V. Lett, CEO
David P. Johnson, CFO